Exhibit 99.1

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES NEW PASADENA,
CALIFORNIA BANKING LOCATION

IRVINE, CA – January 30, 2006 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its bank subsidiary, Commercial Capital Bank (the “Bank”), has entered into a lease agreement to open a banking office in Pasadena, California. The new banking office, which is scheduled to open in the summer of 2006, will be located on the corner of Lake Avenue and California Boulevard. The Pasadena banking office represents a continuation of the strategic expansion of the Company’s retail depository franchise, and will bring the total number of banking offices to 26, including the recently announced Valencia Banking office, which is scheduled to open in the spring of 2006 and the Company’s proposed acquisition of Calnet Business Bank.

The new Pasadena banking office will be located at 600 South Lake Avenue, Pasadena, and is centrally located for the residents of Pasadena, South Pasadena, San Marino and Altadena. The Bank’s clients will benefit from the building’s convenience, with on-site parking at the branch level and easy access from both Lake Avenue and California Boulevard. Nearby businesses in this pedestrian friendly neighborhood of Pasadena include: Peet’s Coffee, Noah’s Bagel’s, Wild Oats Market, Starbuck’s, Pie and Burger, California Pharmacy and Pavilion’s, Macy’s, Ann Taylor, Borders Books and Music, Pier 1 Imports, Smith & Hawken, and Talbot’s. The new office is also within walking distance for the students and staff of the California Institute of Technology (“Caltech”).

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:

Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174